CONSULTING AGREEMENT DR JAMES ANDREWS

THIS CONSULTING AGREEMENT, effective from March 7, 2014 (the "Effective Date") is by and between INTELLICELL BIOSCIENCE, INC., (the “Company”), a New York corporation and DR JAMES ANDREWS MD PC, a _____ professional corporation (“Consultant”) and DR. JAMES ANDREWS, the [sole shareholder of Consultant] (“Dr. Andrews”).

WHEREAS, Company desires to secure the services of Consultant and Dr. Andrews based upon the terms and conditions set forth herein.

WHEREAS, Consultant and Dr. Andrews desire to perform services for the Company in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties hereto covenant and agree to the following terms.

ARTICLE 1.TERM OF CONSULTANCY

Subject to the provisions of Article 8 (Termination) hereof, the initial term of this Agreement shall expire ten (10) years from the Effective Date (the "Initial Term"); provided, however, that the term of this Agreement may, subject to mutual agreement of the parties, be extended for an additional term of not less than one year at the end of the Initial Term and a term of not less than one year from each anniversary of the Effective Date that occurs after the Initial Term.

ARTICLE 2.DUTIES OF CONSULTANT

Dr. Andrews shall have the title of “Chairman of Intellicell Orthopedic Cellular Therapy Advisory Board” of the Company and shall perform services customary to such position.  Consultant and Dr. Andrews agree to perform their duties in a diligent, trustworthy, loyal, businesslike, productive and efficient manner, and to use their best efforts to advance the business and goodwill of Company.  Consultant further agrees to comply with Company's processes and procedures from time to time in effect during the term of this Agreement. From time to time the Company shall assign to Consultant and Dr. Andrews various projects within Consultant’s expertise.  Current projects for which Consultant and Dr. Andrews will be responsible, include, but not limited to, the following:

•	Plan and coordinate, in conjunction with the Company, the development of a stem cell treatment center at the Andrews Institute in Pensacola FL;

•	Review and Provide advice on clinical trials protocols for the Company’s research studies;

•	Recommend investigators and Provide advice on the selection of orthopedic investigators for the Company’s research studies;

•	Act as a spokesman on orthopedic matters as reasonably requested by the Company;

•	Act as Editor of the online medical journal ““The IntelliCell Orthopedic and Sports Medicine Cellular Therapy Reports”.

•	Author and review scientific/medical articles such as clinical case studies and reports regarding orthopedic treatments with the Company’s stem cell products;

•	Act as chair of an annual conference on use of the Company’s stem cell products and procedures in sports medicine; All related expenses shall be reimbursed by the Company

•	Deliver papers on stem cell treatment using the Company’s stem cell products and procedures at medical conferences;

•	Act as chair for meetings of Orthopedic Meetings ; and

•	Organize inconjunction with the company training seminars on the Company’s stem cell products and procedures for orthopedic specialists.

ARTICLE 3.INDEPENDENT CONTRACTOR STATUS.

3.1 Independent Contractor.  This Agreement will not give rise to an employer-employee or partnership relationship.  Consultant and Dr. Andrews will perform services hereunder as an independent contractor, retaining control over and responsibility for the performance of services.  The Company will have no right to control, and will not exercise any actual control over, the means, methods, or manner by which Consultant and Dr. Andrews perform the services.  The Company will not set general working hours, nor will Company generally require Consultant's or Dr. Andrews’ presence at any particular location and time, except as would be reasonably and specifically required to effectuate any particular aspect of the services.

3.2 Salary, Bonus and Severance Ineligibility.  Consultant and Dr. Andrews are not eligible for and will not be paid any compensation by Company or its affiliates constituting salary, bonus payments or severance.  All compensation for services is set forth in Section 4 hereof.

3.3 Benefit Ineligibility.  Consultant and Dr. Andrews will not be eligible for or entitled to participate in, and will not receive any benefit from, any of the Company's employee benefit or welfare benefit plans, including without limitation its healthcare plan or benefits, workers' compensation program or benefits, long-term and short-term disability program or benefits, and retirement/pension programs or benefits. Neither the Company nor its affiliates will have any obligation whatsoever to compensate Consultant or Dr. Andrews on account of any personal injuries that the Consultant, Dr. Andrews  or any of their employees may sustain in the course of providing the services on behalf of Consultant.  Consultant and Dr. Andrews  covenant not to sue, and not to pursue any claim of any nature against Company or its affiliates, on account of any personal injuries or property damage that Consultant may sustain or cause in the course of providing the services.
ARTICLE 4.COMPENSATION

4.1 Cash Payments. Beginning on the first day of the month following the Company closing a capital raise or raises of equity securities (a “Capital Raise”) and thereafter during the term hereof, the Company shall pay to Consultant a monthly fee and make a monthly charitable contribution to the Andrews Foundation as follows: (i) if the Capital Raise (or aggregate Capital Raises) have net proceeds to the Company of  $2,000,000 but less than $15,000,000, then the Company shall pay to Consultant a monthly fee of $24,000,and Michael Immel $6,000 and shall make a charitable contribution to the Andrews Foundation of $10,000 (as per License Agreement), (ii) if the Capital Raise (or aggregate Capital Raises) have net proceeds to the Company of  $15,000,000 but less than $25,000,000, then the Company shall pay to Consultant a monthly fee of $28,000 and Mike Immel $7,000 and shall make a charitable contribution to the Andrews Foundation of $15,000 and (iii) if the Capital Raise (or aggregate Capital Raises) have net proceeds to the Company of  $25,000,000 or more, then the Company shall pay to Consultant a monthly fee of $45,000 and Mike Immel $10,000 and shall make a charitable contribution to the Andrews Foundation of $20,000..  The fee will be paid in arrears on the first business day of each month.  The fees will be paid by wire to an account to be nominated by Consultant upon execution of this Agreement.

4.2  Stock Options:  (a)                                On each of March 1, June1, Oct 1 and Jan 1, during the first three years of the term hereof, beginning March 1, 2014 and ending on May 1, 2017, the Company shall issue to Consultant non-qualified options to purchase a number of shares of Common Stock of the Company equal to (i) 750,000, divided by (ii) the average of the closing bid price per share of common stock for the ten trading days immediately prior to the date of issuance (the “Price”); provided, however, if the Company’s Common Stock at the time of issuance is not listed on a national securities exchange or market then the Price shall be the fair market value per share of Common Stock as reasonably determined by the Company’s Board of Directors.  Consultant may assign such options to its officers, directors, employees, consultants or related parties.  Except as provided above and in the case of transfers to family members for estate planning purposes, the options shall not be transferable.  Dr. Andrews will receive 66.66% of such options, Dr. Mike Immel will receive 20% of such options and the Andrews Foundation will receive 13.33% of such options.  Such options shall be exercisable for a period of ten years from at an exercise price equal to $0.0058. Dr Andrews and Michael Immel have the rights to exercise their options at any time and the stock will be freely tradeable immediately. In addition, the Company shall issue to the Consultant 6,666,666 shares of Common Stock ( Price to be at market upon signing consulting agreement and license agreement), 2,000,000 shares to Mike Immel and 1,333,333 to Andrews Foundation. And 1,000,000 shares of Common Stock and 200,000 shares to Mike Immel and 133,333 shares to the Andrews Instituteupon Food and Drug Administration  approval of the Company’s STROMAL VASCULAR FRACTION CELL  injection for treatment of osteoarthritis.

(b)           Company will not make deductions from any compensation or other payments paid to Consultant hereunder for any employment related or income taxes.  All income tax payments as to compensation made under this Agreement will be Consultant's sole responsibility.  Consultant will perform the services under this Agreement as an independent contractor retaining control over and responsibility for the services and that an Internal Revenue Service Form 1099 will be issued to Consultant reporting all compensation paid under this Agreement.  Consultant acknowledges and agrees that the Company's reimbursement for ordinary, necessary and reasonable expenses incurred may be deemed taxable income to Consultant under the Internal Revenue Code, and may be included on Contractor's Form 1099.  Consultant agrees to pay all income taxes due as a result of compensation or other payments paid to Consultant hereunder.

4.3 Internal Revenue Code Section 409A.  This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent.  If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement.  The Company does not guarantee any payments made in connection with this Agreement will satisfy all applicable provisions of Section 409A.

ARTICLE 5.INDEMNIFICATION

5.1 Indemnification.  The Company will defend, indemnify and hold Consultant and its affiliates and their directors, officers, employees, and agents harmless from and against any and all damages, claims, demands, suits, judgments, losses, and expenses (including without limitation legal fees and costs) of any nature arising out of any act or omission of the Company (including acts of its employees and agents) if such act or omission (a) is reasonably related to the duties of the Company under this Agreement, and (b) constitutes the Company’s gross negligence, willful misconduct, or material breach of this Agreement.  Consultant will defend, indemnify and hold the Company and its affiliates and their directors, officers, employees, and agents harmless from and against any and all damages, claims, demands, suits, judgments, losses, and expenses (including without limitation legal fees and costs) of any nature arising out of any act or omission of Consultant (including acts of its employees and agents) if such act or omission (a) is reasonably related to the duties of the Consultant under this Agreement, and (b) constitutes the Consultant's gross negligence, willful misconduct, or material breach of this Agreement.
5.2 Tax Obligations.  Consultant will defend (if required by Company), and indemnify and hold the Company and its affiliates and their directors, officers, employees, and agents harmless against any and all claims or liability for income tax, corporation tax, excess profits tax, and other taxes or withholdings, and fines, penalties and interest thereon assessed or levied by the government of the United States or any state or local government, or by the government of any other country or any political subdivision thereof against Consultant or against the Company for or on account of any compensation made to or earned by Consultant under this Agreement.
ARTICLE 6.PROPERTY RIGHTS

6.1 Inventions and Patents.  Consultant agrees that it will promptly and fully inform and disclose to Company all inventions, designs, improvements and discoveries that Consultant may create, conceive, find or participate in during the term of this Agreement that pertain directly to the Company's business or to any experimental work carried on by the Company, whether conceived by Consultant alone or with others and whether or not conceived during working time allocated to Company.  All the inventions, designs, improvements, and discoveries described in the preceding sentence shall be the exclusive property of Company. Consultant shall assist Company in obtaining patents on all of the inventions, designs, improvements, and discoveries deemed patentable by Company and shall execute all documents and do all things necessary to obtain patent letters, vest Company with full and exclusive title to them, and protect them against infringement by others.
6.2 Trade Secrets.  During the term of this Agreement, Consultant will have access to and become familiar with various trade secrets that belong to Company.  As used here, "trade secrets" means any formula, plan, tool, machine, process or method employed by Company, whether patentable or not, which is not generally known to others; business methods and plans and marketing concepts of Company; marketing or sales information of Company; financial information or projections regarding Company; financial, pricing and/or credit information regarding customers or vendors of Company; a listing of names, addresses or telephone numbers of customers of Company; internal corporate policies and procedures of Company; codes and passwords; and any other information falling under the definition of a "Trade Secret" under the Uniform Trade Secrets Act, including any information about Company that is not publicly known and that would be of value to a competitor of Company.  Consultant shall not disclose any of these trade secrets at any time to anyone outside Company, directly or indirectly.  All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of Company.
6.3 Confidential Information.  Consultant agrees that it is of great importance to the success of Company that confidential information regarding the business or business plans of Company acquired by Consultant prior or subsequent to the execution of this Agreement including, but not limited to, trade secrets, business secrets, technical secrets, proprietary information, methodologies, know-how, customer information, including, without limitation, the identity of contracting personnel in the employ of customers or prospective customers, the nature and content of customer contracts, the amount or kind of customer purchases, and all other customer related records, and other information not generally known to the public and any and all tangible embodiments thereof including, but not limited to, drawings, computer software, computer hardware, designs, specifications, estimates, blue prints, plans, data, reports, processes, models, memoranda, notebooks, notes, sketches, artwork, mock-ups, letters, manuals, documents, customer lists (including lists of prospective customers), employees lists and records, policy and procedure manuals, billing procedures and methods of operation, marketing and/or sales plans and proposals, financial information, costs and/or pricing information and other business information, photographs, motion pictures, and copies of all or portions thereof which in any way are related to the business or business plans of Company ("Confidential Information") be treated with great care and improper disclosure or use be prevented. During Consultant's employment with Company and thereafter, Consultant shall maintain as secret and shall not, directly or indirectly, disclose or permit the disclosure of any Confidential Information received, acquired or obtained during employment with Company unless such disclosure or use is reasonably necessary to fulfill Consultant's duties to Company or unless such disclosure or use is consented to in advance in writing by Company.  Consultant may receive, under obligations of secrecy, Confidential Information belonging to customers or third parties, and Consultant shall treat such information with the same care as specified herein with respect to Company's Confidential Information in accordance with this section.
6.4 Return of Property.  Upon termination of this Agreement for any reason, Consultant shall promptly deliver to Company the originals and copies of all property, materials, documents, computer-related or generated information that belongs to Company or that relates to Company's business, including, but not limited to, any and all letters, notes, notebooks, calendars, reports, customer lists, programs, codes, passwords, proposals, documents or materials containing or constituting Confidential Information and/or Trade Secrets, as defined above.  Consultant agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy such computer information before returning it to Company.

ARTICLE 7.REPRESENTATIONS AND WARRANTIES

Each of Consultant and Dr. Andrews represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of services hereunder will not violate or breach any agreement, understanding or policy to which Consultant or Dr. Andrews is a party or by which either is bound and (ii) they will remain in material compliance with: (A) all applicable federal, state and local laws, rules and regulations, including, without limitation any rules and regulations of the Food and Drug Administration (“Applicable Laws”); (B) the Company's rules, regulations and policies and procedures, including, without limitation any quality assurance and other compliance procedures; and (C) the Company's policies regarding personal conduct, including all policies and procedures included in the Company’s corporate compliance program.  The Company has developed and implemented a corporate quality assurance and compliance program to ensure that all business activities are conducted in accordance with all federal, state and other laws and regulations.  As part of its corporate compliance program, Consultant and Dr. Andrews are required to comply with the Company’s corporate compliance program, and to conduct his practice in accordance with all federal, state and other laws and regulations.

ARTICLE 8.TERMINATION

8.1 Company Termination:  Either the Company or Consultant may terminate this Agreement for any reason at any time upon thirty days’ prior written notice. In such event, no further payments will be made to Consultant except payments due for any time periods prior to termination.

ARTICLE 9.GENERAL PROVISIONS

9.1 Notices.  Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing, by overnight courier, by mail registered or certified, postage prepaid with return receipt request.  Mailed notices shall be addressed to the parties at the addresses below:

If to the Company, addressed to:

Intellicell Biosciences Inc.
460 Park Avenue, 17th Floor
New York, NY 10022
Telephone:  (212) 249-3050
Attention:  Chief Executive Officer

If to the Consultant or Dr. Andrews, addressed to:

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Press Releases.  All press releases and appearances related to this Agreement and the services provided by Consultant and Dr. Andrews to the Company will be reviewed and approved by Dr. Andrews PC; provided, however, the parties acknowledge and agree that the Company has certain reporting and disclosure obligations and the Company shall comply with such obligations.

9.3 Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.  This Agreement does not affect Consultant's obligation to be bound by Company's policies and procedures, as known to him, to the extent those policies and procedures do not conflict with this Agreement.  This Agreement may be modified only by a notice in writing signed by the party to be bound.

9.4 Law Governing Agreement.  If the parties are required to appear in court, all questions concerning the execution of this Agreement and the rights and liabilities of the parties hereunder shall be decided in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law. All disputes arising out of this Agreement shall be brought only in the United States District Court for the Sothern District of New York.  Consultant and Dr. Andrews irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Sothern District of New York, in any action or proceeding seeking injunctive or other appropriate relief for violation of this Agreement.  Consultant waives any objections to venue and to the personal jurisdiction of the United States District Court for the Sothern District of New York.

9.5 No Waiver.  The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

9.6 Survival.  Notwithstanding the Termination of this Agreement for any reason, the terms and conditions of Articles 5 and 6 hereof  shall survive such termination.

9.7  Assignment.  Company may, in the future, decide to transfer or assign this Agreement to a third party. Consultant expressly consents to such an assignment of this Agreement.  This Agreement is binding upon and inures to the benefit of Company, its successors in interest, its or their assignees, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Company by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise.  Consultant's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant may not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise.

9.8 No Prior Agreements.  Consultant represents and warrants that Consultant is not a party to or otherwise subject to or bound by the terms of any contract or agreement which in any manner limits or otherwise affects Consultant's ability to perform obligations hereunder.  Consultant further represents and warrants that Consultant's employment with Company will not require Consultant to disclose or use any Confidential Information belonging to prior employers or other persons or entities.

9.9 Waiver of Jury Trial.  Each of the parties hereby irrevocably and unconditionally waives a right to trial by jury in an action, proceeding or counter-claim arising out of or relating to this Agreement, the relationship between Consultant and the Company or a shareholder, member, officer, director or employee thereof.  Each party certifies and acknowledges that (1) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (2) each such party understands and has considered the implications of this waiver, (3) each such party makes this waiver voluntarily and (4) each such party has been induced to enter into this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Consulting Agreement to be duly executed the day and year first above written.

COMPANY:	CONSULTANT:

INTELLICELL BIOSCIENCES INC.	DR JAMES ANDREWS MD PC

/s/ Steven Victor	/s/
Name: Steven Victor	Name
Title: Chief Executive Officer	Title

/s/ James Andrews
Dr. James Andrews

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